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                                                                    Exhibit 21.1

                           Subsidiaries of the Company

934962 Ontario Inc.

3194493 Canada Inc.

Arctic Precious Metals, Inc.

      - Oz Investments, Inc.

Beaverhouse Resources Ltd.

Consolidated Professor Mines Limited

El Condor Resources Ltd.

Kemess Mines Inc.

      - Greenbush Minerals Limited
      - Alsek Mining Limited

Northbelt Yellowknife Mines Ltd.

Ronnoco Gold Mines Limited

Royal Eagle Exploration Inc.

      - First Eagle Holdings, Inc.

Royal Oak Hope Brook Ltd.

Royal Oak Timmins Ltd.

Royal Oak Yellowknife Ltd.

St. Philips Resources Inc.

      - Stork Ventures Ltd.
      - V.A.B. 19965 Holdings Ltd.

Witteck Development Inc.